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                                                                    Exhibit 99.1

                            [Logo APCO worldwide(r)]

For Immediate Release                  Contact:
                                       --------
                                       B. Jay Cooper
                                       APCO Worldwide
                                       bjcooper@apcoworldwide.com
                                       202-778-1039

                                       Jan Sneed
                                       Grey Global Group Inc
                                       jsneed@grey.com
                                       212-546-2422/917-543-4125

                APCO Completes Transaction for Management Buyout
                ------------------------------------------------

     Washington, D.C. (September 28, 2004) - APCO Worldwide and Grey Global Group Inc. (GREY: NASDQ) announced today the closing of a transaction pursuant to which APCO's management concluded a buyout from Grey Global Group Inc. The announcement was made jointly by Edward H. Meyer, chairman, president and CEO of Grey Global Group Inc. and Margery Kraus, president, CEO and founder of APCO Worldwide. Grey Global Group Inc. had announced its intention to sell APCO in a press release issued September 30, 2003.

     As a result of this management buyout APCO will become one of the largest privately owned consulting firms in the public affairs and strategic communications industry.

     "We begin our 20th year in business with an important step in building a successful firm for the next 20 years," said Kraus, who began the firm as its only employee. APCO today has approximately 400 employees in 24 offices around the world. "We are broadening ownership opportunities for management and employees by creating a new structure more typical of a professional services firm. Clients can expect no change in the high level of service they receive from APCO. Providing this incentive for senior professionals is a reinforcement of our strategy to attract and retain key talent as the single most important element in delivering the highest quality and most strategic service to our clients. We will also have ample financial resources to achieve our growth objectives."

     APCO has distinguished itself over the years by building a senior team that includes former elected officials, ambassadors, business leaders, journalists and government leaders. The firm has largely grown organically, developing its own offices around the world, building relationships with clients over time and offering an integrated, broadly based portfolio of services in support of the full range of corporate affairs activities managed by senior executives of its clients. The management buyout will enable APCO to build on this model and continue to
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                                                            Announcement, Page 2

                                     -more-

add to its distinguished repertoire of senior advisors in order to provide thoughtful, innovative counsel to clients on global issues and opportunities. APCO management will remain unchanged.

     The WindRiver group is partnering with management, investing and providing strategic advice. Founded in 1999, WindRiver is a merchant bank that has served as a principal and financial advisor on transactions worth billions of dollars. They have global experience across a variety of industries, including the service industry, and specialize in management buyouts.


     "We are very pleased to be partnering with APCO," said Ron Boschetto, director of WindRiver. "It is rare to find a consultancy with such a breadth of highly skilled staff and depth of talent and expertise across so many industries around the world. We have great confidence in the management of the company and look forward to helping them rapidly expand their business to become a dominant force in their principal markets. Integral to our shared vision is the broad based employee ownership we have been able to establish, which will translate into a more exciting and dynamic environment for employees which ultimately provides the greatest benefit for clients."

     Grey Global Group Inc. purchased majority ownership of APCO in 1991 from Arnold & Porter, a Washington, D.C., law firm that with APCO pioneered the role of law firm affiliates. "It has been a pleasure to watch APCO grow over the past 13 years, and the company's future is filled with potential," said Ed Meyer. "Grey will continue to partner with APCO on projects of mutual benefit, and I look forward to the company's continued success."

About APCO Worldwide

     Founded in 1984, APCO Worldwide is a global communication consultancy with offices in 24 major cities throughout North America, Europe, Asia and Africa. Headquartered in Washington, D.C., clients include governments, corporations, industry associations and non-profit organizations. APCO also includes among its clients six of the top 10 companies on Fortune's Global 500. Core services include corporate, investor and internal communication, crisis management, issue management, government relations, litigation communication, media relations, coalition building, opinion research, market entry, corporate social responsibility and online communication. APCO Worldwide is primarily employee owned. For more information, please visit www.apcoworldwide.com.

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